September 19, 2016

Energy Fuels Inc.
80 Richmond Street West, 18th Floor
Toronto, Ontario
Canada M5H 2A4

Dear Sirs/Mesdames:

Re:	Energy Fuels Inc. – Registration Statement on Form S-3 (the “Registration Statement”)

We have acted as Ontario counsel to Energy Fuels Inc. (the “Company”). We refer to the Company’s registration statement on Form S-3 (the "Registration Statement") filed on May 5, 2016 with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and to the Prospectus included therein (the "Prospectus").

We are furnishing this opinion at your request in connection with the Company’s prospectus supplement dated the date hereof to the Prospectus (the "Prospectus Supplement"), relating to the offering of 8,337,500 units of the Company (the "Units") (which includes 1,087,500 Units issued as a result of the exercise by the Underwriters (as defined below) of an option to acquire such Units to cover over-allotments). Each Unit consists of one common share (“Common Share”) and one-half of one transferable common share purchase warrant. Each whole common share purchase warrant (“Warrant”) will entitle the holder to purchase one common share (“Warrant Share”) at a price of US$1.80 per Warrant Share at any time until 5:00 p.m. (Toronto Time) on the date that is 60 months following the closing of the offering.

The Units are being offered pursuant to an amended and restated underwriting agreement dated September 15, 2016 (as amended and restated, the “Underwriting Agreement”) among the Company and Cantor Fitzgerald Canada Corporation and Rodman & Renshaw a unit of H.C. Wainwright & Co., LLC (together with Cantor Fitzgerald Canada Corporation, the “Co-Lead Underwriters”) acting as joint book-running managers and as representatives of a syndicate of underwriters (collectively with the Co-Lead Underwriters, the “Underwriters”).

Collectively, the Units, Common Shares, Warrants and Warrant Shares are referred to as the “Securities”.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies or facsimile transmissions. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the legal, valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

For purposes of this opinion letter, we have also assumed that (a) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness will not have been terminated or rescinded, (b) all Securities will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement and the prospectus supplement filed in Canada, (c) at the time of the issuance of Units and the Warrant Shares, the Company will have sufficient common shares authorized and unissued and not otherwise reserved for issuance, (d) at the time of issuance of the Units and the Warrant Shares, the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation, and has the necessary corporate power for such issuance, (e) at the time of issuance of the Units and the Warrant Shares the then operative constating documents of the Company (collectively, the “Charter Documents”) are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in either case since the date hereof, (f) a warrant indenture in respect thereof with the terms described in the Prospectus Supplement (a “Warrant Indenture”) and the Underwriting Agreement have been duly authorized, executed and delivered by the parties thereto and constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, (g) the Warrant Indenture and Underwriting Agreement are governed by Ontario law, (h) the issuance, terms, execution and delivery of the Units and Warrant Shares (A) do not result in breaches of, or defaults under, agreements or instruments to which the Company is bound or violations of applicable statutes, rules, regulations or court or governmental orders, and (B) comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions, (i) the board of directors or a duly appointed committee thereof, will have taken all necessary corporate action, including the adoption of a resolution or resolutions in form and content as required by applicable law, to approve the issuance and terms of the Securities, the consideration to be received therefor, to approve the Warrant Indenture and the execution and delivery thereof, and related matters (the “Authorization”), and (j) the Securities will have been duly authorized, established certificated, executed, delivered, countersigned and registered, as applicable, in accordance with the provisions of the Charter Documents, applicable law, the Warrant Indenture and the Authorization.

Based upon and subject to the foregoing, we are of the opinion that:

1.  The Common Shares and the Warrant Shares, when issued in accordance with the provisions of the Underwriting Agreement and the Warrant Indenture, respectively, including the receipt by the Company of the consideration therefor will be duly authorized, validly issued, fully paid and non-assessable securities of the Company.

2.  The Warrants, when issued or otherwise distributed in accordance with the provisions of the Warrant Indenture and the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions expressed herein are subject to the following qualifications:

(a)  the enforceability of any agreement may be limited by bankruptcy, reorganization, winding-up, insolvency, moratorium, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting the enforcement of creditor’s rights;

(b)  no opinion is given as to the enforceability of any term providing for the severance of void, illegal or unenforceable provisions from the remaining provisions of an agreement;

(c)  no opinion is given as to the enforceability of any term providing that modifications, amendments or waivers are not binding unless in writing;

(d)  no opinion is given with respect to rights to indemnity and contribution;

(e)  the enforceability of the obligations of a party under any agreement is subject to general principles of equity, including, without limitation:

2

(i)  concepts of materiality, reasonableness, good faith and fair dealing in performance and enforcement of a contract required of the party seeking its enforcement;

(ii)  the discretion exercisable by a court with respect to equitable remedies, such as specific performance and injunction;

(iii)  the discretion exercisable by a court with respect to stays of enforcement proceedings and execution of judgments;

(iv)  the effect of vitiating factors, such as mistake, misrepresentation, fraud, duress or undue influence; and

(v)  the discretion of a court with respect to the enforcement of provisions in an agreement to the effect that certain factual or legal determinations, calculations or certificates will be conclusive and binding;

(f)  a court may reserve to itself the right to decline jurisdiction in any action if the court is an inconvenient forum to hear the action or if concurrent proceedings are being brought elsewhere, notwithstanding any waiver of the right to raise such objection or defence thereto;

(g)  the right to exercise any unilateral or unfettered discretion pursuant to an agreement will not prevent a court from requiring such discretion to be exercised reasonably; and

(h)  the recoverability of costs and expenses may be limited to those a court considers to be reasonably incurred, the costs and expenses incidental to all court proceedings are in the discretion of the court and the court has the discretion to determine by whom and to what extent these costs shall be paid.

The foregoing opinions are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein on the date of this opinion, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

The opinion expressed in this letter is for the sole benefit of the Company in connection with the Registration Statement. This opinion may not be relied upon by, disclosed to, or filed with, any other person without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the SEC as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the offering. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus and Prospectus Supplement which forms part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is expressed as of the date hereof and unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Borden Ladner Gervais LLP